MORTGAGE NOTE

                                                              Melville, New York
$ 512,000.00                                                   December 17, 1998

FOR VALUE RECEIVED, WESTERN BEEF PROPERTIES, INC., with an office at 47-05 Metropolitan Avenue, Ridgewood, New York 11383 (the "Maker") promises to pay to NORTH FORK BANK, a New York banking corporation, or order, at 275 Broad Hollow Road, Melville, New York 11747, Attention: Loan Servicing Department (the "Payee"), or at such other place as may be designated in writing by the holder of this Note, the principal sum of FIVE HUNDRED TWELVE AND no/100 ($512,000.00) DOLLARS with interest thereon from the date hereof at the rate of six and 89/100 (6.89%) percent per annum by payments of $5,942.00 commencing on February 1, 1999 and continuing monthly thereafter in a like amount until January 1, 2009 when any unpaid balance shall be due and payable. Each payment when received by the holder thereof will be applied first to interest at the rate of six and 89/100 (6.89%) percent and the balance in reduction of principal. Borrower shall make an interest only payment on January 1, 1999 for the period December 17, 1998 to December 31, 1998.

            The Maker shall have the privilege to prepay principal in whole or in part, at any time, without penalty.

            Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

            This Note is secured by a mortgage made by the Maker to the Payee of even date herewith (the "Mortgage"), on the premises known as 2926 Frederick Douglas Boulevard, New York, New York (the "Premises") and is subject to the terms and provisions of the Mortgage, to which reference is made for description of the events of default and the rights of acceleration of maturity in the event of default.

            All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when delivered in person or sent by certified mail, return receipt requested, to any party hereto at its address above stated or at such other address of which it shall have notified the party giving such notice in writing as aforesaid.

            The Payee may collect a late charge, not to exceed four (4) cents for each dollar of each installment of principal, and/or interest and/or other sum which is not made within ten (10) days of when due, or, if applicable, which cannot be debited from its account due to insufficient balance on its debit date.

            All payments shall be made by automatic debit from an account maintained at the bank in which borrower shall maintain a balance sufficient to pay any and all monthly payments. The interest on the Note shall be paid monthly in arrears, computed on the basis of a 360 day year and actual number of days elapsed.

            The provisions and covenants of this Note shall be binding upon the Maker and shall inure to the benefit of the Payee, any subsequent holder of this Mortgage and their respective successors and assigns. Any privileges granted to Maker shall inure to the benefit of any successors or assigns of the mortgaged premises.

            This note may not be changed or terminated orally.

                                 WESTERN BEEF PROPERTIES, INC.


                                 By:   /s/ Frank Castellana, Exec. VP
                                       --------------------------------
                                       Frank Castellana, Exec. VP